Exhibit 99.1

ForeFront Acquires Burton Golf Company Now Owns Leading Golf Bag Brands

SPRINGFIELD, Tenn.—(BUSINESS WIRE)—Sept. 13, 2006—As part of its continuing effort to become the leading supplier of accessory products and value-added services to the golf industry, ForeFront Holdings (OTCBB: FOFH - News), formerly Datrek Miller International, has purchased Burton Golf, announced Mike Hedge, president and chief executive officer.

Burton Golf, based in Fort Walton Beach, Fla., manufactures and markets high quality golf bags and accessories and is a leading supplier of premium golf bags to the “on course” distribution channel which services golf pro shops throughout North America and internationally. In 2005, Burton had over $10 million in annual sales.

The acquisition of Burton Golf is part of ForeFront’s long-term strategy to be the leading supplier of all golf products and accessories, except hard goods equipment, to the golf industry. “Our objective is to build, buy, partner or license leading golf accessory brands as a product portfolio,” added Hedge. “We believe that there is a tremendous opportunity for a company to become the dominant supplier in the accessory category within the golf industry. With Burton, we now have another piece of the puzzle to service our customers as a ‘one-stop-shop’ supplier,” said Hedge.

“This opportunity best positions the Burton brand for future growth,” said Don Ochsenreiter, Burton’s president. “Burton is extremely excited to be a part of ForeFront’s growth strategy and appreciate its willingness to support our current marketing and product development initiatives. In addition, Burton Golf is proud to go to market under the ForeFront umbrella with a collection of the best brands in the golf accessory market.”

ForeFront Holdings now owns the Burton, Datrek and Miller Golf brands. The company also has licensing and distribution agreements with the NCAA, NFL/Wilson Sporting Goods, PGA TOUR, Champions Tour, LPGA, Nationwide Tour, Suunto, Top of the World Headwear and Rob Akins Golf.

ForeFront views the addition of Burton as a complement to its existing Datrek collection of golf bags. “We now have the leading on-course and off-course golf bag companies working together,” said Hedge. “Stanford Financial Group, an affiliate of our largest shareholder and 2007 title sponsor of the Stanford St. Jude Championship on the PGA TOUR, gives us a tremendous advantage in the marketplace. Their financial support has allowed us to build our sales organization and operational infrastructure while aggressively pursuing acquisition opportunities like Burton. With their backing, we expect to continue to be a proactive acquirer in the market.”

About ForeFront

ForeFront is a leading supplier of accessory products and value-added services to the golf industry. For over 50 years, the company has had a history and reputation for designing, manufacturing, marketing, and supplying premium golf accessories including golf bags, travel covers, bag tags, head covers, towels, luggage and a wide assortment of gifts and awards.

ForeFront services over 8,000 points of sale through multiple distribution channels with a wide selection of products and value-added services representing multiple brands within the golf industry. More information and a full product catalog can be found at www.forefrontgolf.com.

About Burton

Since 1907 when T.C. Burton began crafting the finest horse collars and harnesses, Burton Golf has become synonymous with quality craftsmanship in golf bags. Based in Fort Walton Beach, Fla., Burton offers the broadest range of golf bags in the industry ranging from highly functional and innovative stand and cart bags to ultra-fashionable ladies bags to custom golf bags. Burton is the only company to carry a lifetime warranty on its golf bags. Burton Golf will be celebrating its centennial in 2007. For more information, visit www.burtongolf.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, our success in integrating the operations of any newly-acquired businesses, and associated reduction in costs, a significant deficiency in certain of our internal controls which may not be promptly corrected, strategic acquisitions, continued and increased demand for our products, general economic conditions, the successful negotiation of potential acquisitions, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in our most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:

Alday Communications, Inc.

Mike Alday, 615-791-1535 ext. 22

or

Investor Relations:

American Capital Ventures, Inc.

Howard Gostfrand, 305-918-7000

hg@amcapventures.com

www.amcapventures.com

2